Exhibit 99.1

QCR Holdings, Inc.

401(k) Plan

Financial Report

December 31, 2021

QCR Holdings, Inc. 401(k) Plan

Contents

Report Letter	1

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-11

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Delinquent Participant Contributions	Schedule 2

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants

QCR Holdings, Inc. 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the QCR Holdings, Inc. 401(k) Plan (the “Plan”) as of December 31, 2021 and 2020, and the related statement of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2021 and 2020, and the changes in its net assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedules of assets held at end of year as of December 31, 2021 and delinquent participant contributions has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Plante & Moran, PLLC

We have served as the Plan’s auditor since 2008.

Chicago, Illinois

June 23, 2022

1

QCR Holdings, Inc. 401(k) Plan

Statement of Net Assets Available for Benefits

	December 31
	2021	2020

Assets
Investments at fair value	$115,473,261	$99,499,685
Participant notes receivable	937,785	979,646
Participant contribution receivable	247	133,276
Employer contribution receivable	2,434,444	2,439,306

Net Assets Available for Benefits	$118,845,737	$103,051,913

2

QCR Holdings, Inc. 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2021	2020
Additions to Net Assets
Contributions:
Employer	$2,434,444	$2,389,281
Participant	5,534,179	5,303,342
Rollover	2,672,775	2,214,517

Total contributions	10,641,398	9,907,140

Investment income:
Interest and dividends	1,403,168	1,109,532
Net realized and unrealized gains on investments	13,287,699	12,024,289

Total investment income	14,690,867	13,133,821

Interest from participant notes receivable	48,312	55,169

Total additions	25,380,577	23,096,130

Deductions from Net Assets
Benefits paid to participants	9,344,344	8,351,309
Administrative expenses	242,409	195,370

Total deductions	9,586,753	8,546,679

Net Increase in Net Assets Available for Benefits	15,793,824	14,549,451

Net Assets Available for Benefits
Beginning of year	103,051,913	88,502,462

End of year	$118,845,737	103,051,913

3

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 1 - Description of the Plan

The following description of the QCR Holdings, Inc. 401(k) (the “Plan”) provides only general information. Participants should refer to the plan agreement for a complete description of the Plan’s provisions.

General - The Plan is a defined contribution plan covering substantially all employees of QCR Holdings, Inc., and its subsidiaries, Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Rockford Bank and Trust Company, Community State Bank, Springfield First Community Bank, and m2 Equipment Finance LLC, (collectively referred to as the “Company”) who are at least 18 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

On August 12, 2020, QCR Holdings, Inc. sold the Bates Companies, including Bates Financial Advisors, Inc. On November 30, 2019, QCR Holdings, Inc. sold substantially all of the assets and transferred substantially all of the liabilities of Rockford Bank and Trust Company to Illinois Bank and Trust, a wholly owned subsidiary of Heartland Financial USA, Inc. In connection with the sales, the Plan was amended to allow all of the participants of the Plan who were employees of Bates Financial Advisors, Inc., and Rockford Bank and Trust Company to retain their participant accounts within the Plan, become fully vested in all employer contributions on the respective date of sale, and deemed to have met all of the eligibility requirements to receive employer matching contributions, as noted below.

In March 2020, the World Health Organization categorized Coronavirus Disease 2019 (“COVID-19”) as a pandemic. The COVID-19 pandemic recently reached the two-year mark, and the end is still uncertain. As such, the pandemic may continue to have an effect on the market price of Plan assets, although the magnitude, duration and full effects remain difficult to predict at this time.

The Plan was amended to implement certain changes permitted by the Coronavirus AID, Relief and Economic Security Act, or CARES Act, which provides for the Plan to, among other changes, allow certain eligible individuals to receive coronavirus-related distributions, suspend required minimum distributions and delay the commencement date for required minimum distributions.

4

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 1 - Description of the Plan (Continued)

Contributions - Participants may contribute up to 100 percent of their eligible compensation in the form of a salary reduction, subject to certain limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans in the form of a rollover contributions.

During 2021, the Company remitted certain employee contributions to the Plan after the Department of Labor’s required timeframe. A contribution of lost earnings was made in 2022.

The Company makes discretionary matching contributions equal to 100 percent of the first 3 percent of the participant’s compensation deferred and 50 percent of the next 3 percent of compensation deferred. The Company’s profit-sharing contribution to the Plan is discretionary and is determined annually by the board of directors. There were no discretionary profit-sharing contributions made for the years ended December 31, 2021 and 2020. Participants must complete 1,000 hours of service during the plan year and be actively employed on the last day of the plan year or have terminated employment due to death, disability, or retirement in order to be eligible for matching or profit-sharing contributions.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and the Company’s matching contribution, allocations of the Company’s discretionary profit-sharing contribution, plan earnings (losses), and administrative expenses. Allocations of the Company’s profit-sharing contribution are based on participant eligible wages. Allocations of the plan earnings are based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investment Options - Participants were able to select from various investments, including mutual funds, a common collective trust fund, and QCR Holdings, Inc. common stock, during the years ended December 31, 2021 and 2020. All contributions are allocated according to the participants’ investment directions.

5

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 1 - Description of the Plan (Continued)

Vesting - Participants are immediately vested in their voluntary contributions and actual earnings thereon. Vesting in the Company’s discretionary matching contribution, discretionary profit-sharing contribution, and earnings thereon is based on years of service. Vesting is based on years of continuous service beginning at 20 percent after 1 year of service and increasing 20 percent for each year of continuous service thereafter. A participant is 100 percent vested after 5 years of continuous service.

Participant Notes Receivable - The Plan allows eligible participants to borrow up to the lesser of one-half of their vested balance or $50,000 from the Plan. Under the terms of this provision, borrowings are subject to certain limitations, including a minimum borrowing of $1,000 and a maximum term of five years or a reasonable period of time, which may exceed five years for notes receivable used to acquire a principal residence. For the years ended December 31, 2021 and 2020, interest rates were fixed at the prime rate plus 1 percent at the note inception date. Principal and interest are paid through payroll deductions.

Payment of Benefits - Upon termination of service due to death, retirement, disability, or hardship, participants or their beneficiaries may elect either a lump-sum payment equal to the value of their account or monthly installments over a period not to exceed their life expectancy. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Involuntary distributions, in the form of rollovers, are made from terminated participant accounts with balances less than $5,000.

Forfeitures - The Company may elect to have forfeitures of terminated participants’ nonvested employer match and profit-sharing portions of their accounts used to reduce future Company matching and profit-sharing contributions.

Revenue Sharing - The Company has a revenue sharing agreement in place whereby fees earned by some of the mutual fund companies are shared with the Plan, which are used for the benefit of the Plan to pay administrative expenses. For the years ended December 31, 2021 and 2020, expenses to the Plan were reduced by $26,378 and $28,048, respectively, as these were paid under the revenue sharing agreement.

6

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting - The financial statements of the Plan are prepared using the accrual basis of accounting.

Investment Valuation - The Plan’s investments are stated at fair value. The common collective trust fund is valued at net asset value per share (or its equivalent) of the fund, which is based on the fair value of the fund underlying net assets. There were no unfunded commitments or redemption restrictions on the common collective trust fund. Shares of mutual funds and Company common stock are valued at quoted market prices.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different fair value measurements at the reporting date.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balance plus any accrued interest. Participant notes receivable are written off and considered deemed distributions in the quarter after the notes receivable become delinquent.

Payment of Benefits - Benefits are recorded when paid.

Expenses - Certain administrative and operating expenses are paid by the Plan’s sponsor.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

7

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 3 - Fair Value Measurement of Investments

The Plan accounts for its financial assets in accordance with Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820), which are carried at fair value on a recurring basis in its financial statements. ASC 820 establishes a fair value hierarchy that requires assets measured at fair value to be categorized into one of three levels based on the inputs used in the valuation. Assets are classified in their entirety based on the lowest level of input significant to the fair value measurement. The three levels are defined as follows:

Level 1 - Quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2 – Observable inputs, other than Level 1 prices, such as quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 - Unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.  These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer.

8

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 3 - Fair Value Measurement of Investments (Continued)

Assets Measured at Fair Value on a Recurring Basis at December 31, 2021

	Total	Level 1
Mutual funds	100,923,592	100,923,592
QCR Holdings, Inc. common stock	12,255,268	12,255,268
Total investments measured at fair value	$113,178,860	113,178,860

Investments measured at net asset value:
Common collective trust fund	2,294,401
Total investments at fair value	$115,473,261

Assets Measured at Fair Value on a Recurring Basis at December 31, 2020

	Total	Level 1
Mutual funds	88,067,731	88,067,731
QCR Holdings, Inc. common stock	8,739,783	8,739,783
Total investments measured at fair value	$96,807,514	$96,807,514

Investments measured at net asset value:
Common collective trust fund	2,692,171
Total investments at fair value	$99,499,685

Note 4 - Related Party Transactions

Certain plan investments include investments in shares of the Company’s common stock. For the years ended December 31, 2021 and 2020, the Plan purchased 12,585 and 16,211 shares of QCR Holdings, Inc. common stock, respectively, at a cost of $628,413 and $544,609, respectively. For the years ended December 31, 2021 and 2020, the Plan sold 14,498 and 19,315 shares of QCR Holdings, Inc. common stock, respectively, with proceeds of $705,375 and $710,638, respectively. As of December 31, 2021 and 2020, the Plan held $12,255,268 (218,844 shares) and $8,739,783 (220,757 shares), respectively, of QCR Holdings, Inc. common stock.

In addition, the Company pays certain expenses for the Plan. These transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

9

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 5 - Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, the accounts of all participants shall become 100 percent vested and shall be distributed to the participants or their beneficiaries.

Note 6 - Tax Status

The Company’s Board of Directors adopted a volume submitter 401(k) plan document. The plan sponsor has received, from the Internal Revenue Service, an opinion letter dated August 8, 2014, stating that the written form of the underlying volume submitter plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and that any employer adopting this form of the Plan will be considered to have a plan qualified under Sections 401(a) of the Code. The Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan is qualified and the related trust is tax exempt.

The plan administrator believes the Plan is no longer subject to tax examinations for years prior to 2018.

10

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2021 and 2020

Note 7 – Reconciliation of the Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2021 and 2020 to the Form 5500:

	2021	2020

Net assets available for benefits per the financial statements	$118,845,737	$103,051,913
Difference in valuation of the common collective trust fund from net asset value to fair value	30,371	106,349

Net assets available for benefits per Form 5500	$118,876,108	$103,158,262

The following is a reconciliation of net increase in net assets available for benefits per the financial statements at December 31, 2021 and 2020 to the Form 5500:

	2021	2020

Net increase in net assets available for benefits per the financial statements	$15,793,824	$14,549,451
Difference in valuation of the common collective trust fund from net asset value to fair value	(75,978)	77,568

Net increase in net assets available for benefits per Form 5500	$15,717,846	$14,627,019

11

QCR Holdings, Inc. 401(k) Plan

Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4i

EIN 42-1397595, Plan Number 001

December 31, 2021

(a)	(b)	(c)	(d)	(e)
	Issue	Description	Cost	Current Value
**	QCR Holdings, Inc. Stock	Common stock	*	12,255,268
	American Funds Capital World Growth & Income R6	Mutual fund	*	2,629,363
	American Funds EuroPacific Growth R6	Mutual fund	*	9,422,241
	BNY Mellon Small/Mid Cap Growth	Mutual fund	*	6,577,083
	Goldman Sachs International Small Cap Insights Fund	Mutual fund	*	1,223,061
	Invesco Developing Markets Fund	Mutual fund	*	3,088,910
	Janus Henderson Small-Mid Cap Value	Mutual fund	*	3,487,974
	Prudential Absolute Return Bond Z	Mutual fund	*	1,808,427
	T. Rowe Price Spectrum Conservative Allocation Fund I	Mutual fund	*	77,410
	T. Rowe Price Spectrum Moderate Allocation Fund I	Mutual fund	*	202,865
	T. Rowe Price Spectrum Moderate Growth Allocation Fund I	Mutual fund	*	418,455
	T. Rowe Price Blue Chip Growth	Mutual fund	*	9,657,262
	Vanguard 500 Index ADM	Mutual fund	*	10,655,836
	Vanguard Intermediate Term Bond Index ADM	Mutual fund	*	804,547
	Vanguard Developed Markets Index ADM	Mutual fund	*	116,850
	Vanguard Emerging Markets Index ADM	Mutual fund	*	141,094
	Vanguard Mid Cap Index ADM	Mutual fund	*	2,310,227
	Vanguard Small Cap Index ADM	Mutual fund	*	2,485,617
	Vanguard Target Retirement 2015 Inv	Mutual fund	*	946,396
	Vanguard Target Retirement 2020 Inv	Mutual fund	*	984,342
	Vanguard Target Retirement 2025 Inv	Mutual fund	*	3,741,883
	Vanguard Target Retirement 2030 Inv	Mutual fund	*	2,933,508
	Vanguard Target Retirement 2035 Inv	Mutual fund	*	6,773,042
	Vanguard Target Retirement 2040 Inv	Mutual fund	*	3,557,587
	Vanguard Target Retirement 2045 Inv	Mutual fund	*	3,182,487
	Vanguard Target Retirement 2050 Inv	Mutual fund	*	4,715,719
	Vanguard Target Retirement 2055 Inv	Mutual fund	*	877,173
	Vanguard Target Retirement 2060 Inv	Mutual fund	*	270,129
	Vanguard Target Retirement 2065 Inv	Mutual fund	*	782,128
	Vanguard Target Retirement Income Inv	Mutual fund	*	229,607
	Vanguard Total Stock Market Index ADM	Mutual fund	*	3,560,766
	Vanguard Windsor II Admiral	Mutual fund	*	7,393,458
	Western Asset Core Plus Bond I	Mutual fund	*	5,868,145
	Morley Stable Value Fund	Common collective trust fund	*	2,294,401
		Subtotal		115,473,261

**	Participant notes receivable, bearing interest at rates of 4.25% to 6.50%			937,785

		Total		$ 116,411,046

* Cost information not required for participant-directed investments
** Party-in-interest, as defined by ERISA

Schedule 1

QCR Holdings, Inc. 401(k) Plan

Schedule of Delinquent Participant Contributions

Form 5500, Schedule H, Line 4a

EIN 42-1397595, Plan Number 001

December 31, 2021

Participant
Contributions
Transferred Late	Total that Constitute Nonexempt Prohibited
to Plan	Transactions			Total Fully
Check here if Late			Contributions	Corrected
Participant Loan	Contributions	Contributions	Pending	Under VFCP
Repayments are	Not	Corrected	Correction in	and PTE
Included	Corrected	Outside VFCP	VFCP	2002-51
☐	$ 247	$ -	$ -	$ -

Schedule 2